Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 (Investment Company Act File No. 811-22634) of our reports dated May 28, 2013, relating to the financial statements of Blackstone Alternative Alpha Fund (the “Fund”) and Blackstone Alternative Alpha Master Fund and Subsidiary as of and for the year ended March 31, 2013, which are included in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2013. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 10, 2014